Exhibit 4.14

HSBC USA INC. REGISTERED NOTE PROGRAM

PAYING AGENT AND SECURITIES REGISTRAR AGREEMENT

BETWEEN

HSBC USA INC.
AND
HSBC BANK USA, N.A.

DATED AS OF JUNE 1, 2009

HSBC Securities (USA) Inc., a Delaware corporation may offer notes (“Notes”) sold under a registration statement and issued by HSBC USA Inc., a Maryland corporation (the “Issuer”) under and pursuant to, the terms of an indenture (the “Indenture”) dated as of March 31, 2009, between the Issuer and Wells Fargo Bank, National Association (in such capacity, the “Trustee”).

For the purpose of providing for a paying agent of the Issuer and securities registrar with respect to the Notes, the Issuer and HSBC Bank USA, N.A. hereby agree as follows:

SECTION 1. APPOINTMENT OF PAYING AGENT

The Issuer hereby appoints HSBC Bank USA, N.A. as paying agent (in such capacity, the “Paying Agent”) of the Issuer with respect to the Notes, and HSBC Bank USA, N.A. hereby accepts such appointment and agrees to perform the obligations of Paying Agent with respect to the Notes as set forth in the Indenture.

SECTION 2. APPOINTMENT OF SECURITIES REGISTRAR

The Issuer hereby appoints HSBC Bank USA, N.A. as securities registrar (in such capacity, the “Securities Registrar”) with respect to the Notes, and HSBC Bank USA, N.A. hereby accepts such appointment and agrees to perform the obligations of Securities Registrar with respect to the Notes as set forth in the Indenture.

SECTION 3. FEES AND EXPENSES

The Paying Agent and the Securities Registrar shall be entitled to such compensation for services under the Indenture and incorporated by reference into this Agreement as set forth in the Fee Schedule for Issuing Agent, Registrar & Paying Agent attached as Exhibit A hereto.

SECTION 4. RIGHTS AND LIABILITIES OF PAYING AGENT AND THE SECURITIES REGISTRAR

Neither the Paying Agent nor the Securities Registrar shall incur any liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Note, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication received from the Issuer and reasonably believed by it to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Issuer made or given by it and sent, delivered or directed to the Paying Agent or the Securities Registrar, as applicable, under, pursuant to or as permitted by any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any officer or authorized signatory of the Issuer. The Paying Agent and the Securities Registrar may consult with nationally recognized bond counsel reasonably satisfactory to it and the opinion of such counsel shall constitute full and complete authorization and protection of the Paying Agent or the Securities Registrar, as applicable, with respect to any action taken, omitted to be taken or suffered by it hereunder in good faith and in accordance with and in reliance upon the opinion of such counsel. In acting under this Agreement, neither the Paying Agent (in its capacity as such) nor the Securities Registrar (in its capacity as such) assumes any obligation towards, or any relationship of agency or just for or with the holders of the Notes.

SECTION 5. RIGHT OF PAYING AGENT AND SECURITIES REGISTRAR TO OWN NOTES

The Paying Agent and the Securities Registrar and their respective officers, employees and shareholders may become owners of, or acquire any interests in Notes, with the same rights as if the Paying Agent or the Securities Registrar were not the Paying Agent or the Securities Registrar, as applicable, and may engage in, or have an interest in, any financial or other transaction with the Issuer as if the Paying Agent or the Securities Registrar were not the Paying Agent or the Securities Registrar, as applicable.

SECTION 6. DUTIES OF PAYING AGENT AND THE SECURITIES REGISTRAR

The Paying Agent and the Securities Registrar shall be obligated only to perform such duties as are specifically set forth in the Indenture.

SECTION 7. TERMINATION, RESIGNATION OR REMOVAL OF PAYING AGENT OR SECURITIES REGISTRAR

The Paying Agent or the Securities Registrar may at any time terminate its obligations in such capacity under this Agreement by giving no less than 90 days written notice to the Issuer unless the Issuer consents in writing to a shorter time (a “Resignation”). Upon receipt of notice of Resignation by the Paying Agent or the Securities Registrar, the Issuer agrees promptly to appoint a successor Paying Agent or Securities Registrar, as applicable. The Issuer may terminate the Paying Agent or the Securities Registrar in such capacity under this Agreement at any time by giving written notice to the Paying Agent or the Securities Registrar, as applicable, and specifying the date when the termination shall become effective (a “Removal”); provided, however, that no Resignation by or Removal of the Paying Agent or the Securities Registrar or the Issuer shall become effective prior to the date of the appointment by the Issuer, as provided in Section 8 hereof, of a successor Paying Agent or Securities Registrar, as applicable, and the acceptance of such appointment by such successor Paying Agent or Securities Registrar, as applicable. Upon termination pursuant to the provisions of this Section, the Paying Agent or the Securities Registrar, as applicable, shall be entitled to the payment of any compensation owed to it by the Issuer hereunder and to the reimbursement of all reasonable expense, disbursements and advances incurred or made by the Paying Agent or the Securities Registrar, as applicable, in connection with the services rendered by it pursuant to the Indenture up to (but excluding) the date on which such Resignation or Removal shall have become effective, as provided by Section 3 hereof. The provisions of Section 9 shall remain in effect following any such Resignation or Removal.

SECTION 8. APPOINTMENT OF SUCCESSOR PAYING AGENT OR SECURITIES REGISTRAR

Any successor Paying Agent or Securities Registrar appointed by the Issuer following a Resignation or Removal pursuant to the provisions of Section 8 hereof shall execute and deliver to the Paying Agent or the Securities Registrar, as applicable, and to the Issuer an instrument accepting such appointment, and thereupon such successor Paying Agent or Securities Registrar shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of the Paying Agent or the Securities Registrar, as applicable, with like effect as if originally named as Paying Agent or Securities Registrar hereunder, and the Paying Agent or Securities Registrar, as applicable, shall thereupon be obligated to transfer and deliver, and such successor Paying Agent or Securities Registrar, as applicable, shall be entitled to receive and accept, copies of any available records maintained by the Paying Agent or the Securities Registrar, as applicable, in connection with the performance of its obligations hereunder.

SECTION 9. INDEMNIFICATION

The Issuer shall indemnify the Paying Agent and the Securities Registrar for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this Agreement or performance of the Paying Agent or the Securities Registrar pursuant to their respective obligations under the Indenture, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

SECTION 10. MERGER, CONSOLIDATION OR SALE OF BUSINESS BY PAYING AGENT AND SECURITIES REGISTRAR

Any entity into which HSBC Bank USA, N.A. may be merged, converted, or consolidated, or any entity resulting from any merger, conversion or consolidation to which HSBC Bank USA, N.A. may be a party, or any entity to which HSBC Bank USA, N.A. may sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, become the Paying Agent and the Securities Registrar under this Agreement without the execution of any paper or any further act by the parties hereto.

SECTION 11. NOTICES

Any notice or other communication given hereunder shall be delivered in person, sent by letter, telecopy, electronic transmission or communicated by telephone (subject, in the case of communication by telephone, to written confirmation (which written confirmation may be in the form of an electronic transmission) dispatched within 24 hours) to the addresses given below or such other address as the party to receive such notice may have previously specified:

To the Issuer:

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Telephone:_______________

Facsimile:________________

To the Paying Agent:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Attention: Corporate Trust and Loan Agency

Telephone: (212) 525-1363

Facsimile: (212) 525-1300

To the Securities Registrar:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Attention: Corporate Trust and Loan Agency

Telephone: (212) 525-1363

Facsimile: (212) 525-1300

Any notice hereunder given by letter or telecopy shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

SECTION 12. BENEFIT OF AGREEMENT

Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

SECTION 13. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.

HSBC USA INC.

By:	/s/ Robert J. Williams
Name: Robert J. Williams
Title: SR. VP

HSBC BANK USA, N.A.

By:	/s/ Vivian Ly
Name: Vivian Ly
Title: Assistant Vice President

EXHIBIT A

[See Attached]

FEE SCHEDULE

FOR

ISSUING AGENT, REGISTRAR & PAYING AGENT

PRESENTED TO

HSBC USA, INC.

FOR

U.S. REGISTERED NOTE PROGRAM

March, 2009

Confidential

HSBC USA INC.

FOR

U.S. REGISTERED NOTE PROGRAM

SCHEDULE OF FEES FOR

ISSUING AGENT, REGISTRAR & PAYING AGENT

INITIAL FEE:	$5,000

This one-time acceptance fee includes our review, negotiation and execution of program documentation, the establishment of necessary roles and procedures, including administrative procedures.

ANNUAL ADMINISTRATIVE FEE:	$62,500 FOR
FIRST YEAR

This annual fee includes the on-going services for acting as Issuing Agent, Registrar and Paying Agent, including the maintenance of all the security holder records, interest rates, along with coordination with dealers, exchanges, and Clearing systems. This fee also includes ongoing payment on the notes, and is payable annually in advance. The fee is based on annual issuance volume of up to 250 individual cusips.

$75,000 FOR EACH SUBSEQUENT YEAR

- Initial service period to be June 1, 2009 to May 31, 2010.

- After completion of the first year of service each subsequent year’s Annual Administrative Fee will include provision of all services for new issuances and all securities that were issued in prior years.

LEGAL AND EXTERNAL OUT-OF-POCKET EXPENSES:	WAIVED

Covers all external out-of-pocket expenses including, but not limited to, our external counsel’s fees, publications, travel, temporary services, etc.

INTERNAL OUT-OF-POCKET EXPENSES:	WAIVED

Covers all internal out-of-pocket expenses including, but not limited to postage, messenger services, express mail charges, notary fees, endorsement stamps and telephone/telegraph expenses, etc.

TERMS OF PROPOSAL

Please note that our willingness to act in the capacities specified above and the fees designated herein are indicative and based upon our current understanding of the transaction and is subject to receipt of any necessary internal credit approval by HSBC Bank USA, N.A. In addition, this proposal is subject to a review of the deal documentation and the receipt of appropriate indemnities, opinions of counsel, etc. After review of all the governing documentation, we will quote fees for any services required of us not contemplated herein.

•                       Should HSBC Bank USA, N.A. be mandated for the above roles and the transaction fails to close, then we would charge a termination fee equal to the Initial Fee of the Issuing Agent, Registrar and Paying Agent, and any of our associated counsel fees.

•                       Assumes New York law will govern documentation that HSBC Bank USA, NA. is expected to execute.

•                       The Notes, when issued, will be in the form of a Permanent Global Note held in DTC. [** confirm MMI notes meet this requirement]

•                       Any tax imposed on any account, if applicable, would be for the account of the Issuer.

•                       This proposal assumes that HSBC Bank USA, N.A. will not be required to perform Tax Reporting.

•                       All fees will be payable within sixty days of invoicing.

•                       All roles performed by HSBC Bank USA, N.A. in its capacity will be non-discretionary.

•                       Any money to be disbursed by HSBC Bank USA, N.A. must be paid to us on or before at least one business day prior to any disbursement date.

•                       All roles performed by HSBC Bank USA, N.A. in its capacity will be non-discretionary.

•                       HSBC Bank USA, N.A. reserves the right to revisit the fees should the parameters of the transaction change.

In the event that in connection with the above-referenced transaction HSBC Bank USA, National Association (“HSBC”) is required to purchase, invest in, sell, or otherwise acquire or dispose of (each an “investment action”) securities, financial instruments and other investment products (including mutual funds, each a “financial asset”), the following provisions will apply, unless otherwise expressly agreed or required by law:

Investment Action only upon Customer Direction. HSBC will act solely on the express investment direction of the person(s) appointed under the transaction document(s) to which HSBC is a party (each a “Customer”). HSBC will not independently take investment action. HSBC disclaims any and all implied investment discretion, except to the extent reasonably necessary to effect Customer direction. Without Customer direction, funds on hand with HSBC may remain idle and uninvested, and HSBC may personally benefit.

Customer Responsible for Suitability. HSBC will not furnish investment advice. The Customer will be responsible for its own investment strategy and portfolio management, including suitability of any and all financial assets that it acquires and holds through HSBC.

HSBC and HSBC-Affiliate Financial Assets. HSBC may invest in a financial asset issued and/or owing by HSBC or any of its affiliates in the event that: (a) a Customer specifically directs investment in an HSBC or HSBC-affiliate financial asset; or (b) a Customer directs investment by means of criteria and an HSBC or HSBC-affiliate financial asset satisfies such criteria, provided that HSBC will not preferentially select its or its affiliates’ financial assets over an equally qualified and priced non-HSBC financial asset.

Additional Compensation for HSBC and Affiliates - Brokerage and Mutual Fund Transactions. HSBC may use one or more brokers and dealers, which may include any of HSBC’s affiliates, including HSBC Securities (USA) Inc. Such brokers and dealers may charge fees, commissions and costs associated with investment action, which, if charged to HSBC, it will charge back to the Customer. In addition, such brokers and dealers may earn compensation from the spread between their bid and offer prices for certain financial assets, by purchasing at a discount and selling at premium. If any of HSBC’s affiliates executes a purchase or sale transaction, such affiliate shall earn its usual and customary charges and spread for transactions of similar type. Further, in connection with an investment in a mutual fund, HSBC and/or its affiliates may earn an investment management fee, a revenue sharing fee or other compensation from the applicable mutual fund company, which may be managed by, or otherwise associated with, HSBC or its affiliates, as such fees and compensation are disclosed in the prospectus for such mutual fund. HSBC and its affiliates shall be entitled to keep, for their own account, any and all of the foregoing fees, commissions, spreads and other compensation, and reimbursement of costs, earned or charged in connection with the purchase and the sale of financial assets, in addition to the above-specified fees and expenses payable to HSBC in connection with the transaction.

No Mutual Fund Recommendation. HSBC may, pursuant to a written agreement, discount or entirely waive fees that it would otherwise directly charge to a Customer for HSBC investment action in a specified mutual fund. No such fee discount or waiver is meant to be a recommendation by HSBC for a Customer to invest in such mutual fund.

Risk of Loss. Some financial assets that may be invested in through HSBC are not obligations of HSBC or any of its affiliates and may not be insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency. HSBC makes no undertaking to pay in respect of any financial asset, other than its own express obligations in accordance with their terms and conditions, nor to indemnify, hold harmless or otherwise protect the Customer or any other person against any risks of loss. The FDIC insures deposits only at certain insured financial institutions’ offices located in the United States up to relatively limited amounts. For information about the applicability of FDIC insurance, consider contacting your legal, investment or other advisor and/or the FDIC’s website at: www.fdic.gov. In sum, financial assets (including but not limited to money market funds and offshore time deposits) are subject to investment risk, including the possible loss of principal, may be subject to cross-border risk, and depending on the type, amount and obligor of the financial asset, HSBC will have no liability therefor.

IMPORTANT INFORMATION FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account.

What this means to you: If you open an account, we are required to ask your name, address, tax identification number, and other information that will allow us to identify you. Additionally, we may be required to take certain steps to verify your identity through documents or by checking other sources

ACCEPTED BY:	/s/ Robert J. Williams

DATE:	5/24/09